COMMERCIAL PROMISSORY NOTE


$5,000,000                                                  December 4, 1997
                                                        New Haven, Connecticut


     FOR VALUE RECEIVED, the undersigned, SWISS ARMY BRANDS, INC., a Delaware corporation having its principal office at One Research Drive, Shelton, Connecticut 06484 (hereinafter referred to as the "Borrower"), promises to pay to the order of FLEET NATIONAL BANK ("Fleet" or the "Lender"; Fleet being also hereinafter referred to as the "Holder," which term shall also include any subsequent holder hereof) at its office at 157 Church Street, New Haven, Connecticut 06510, or at such other place as the Holder may designate, from time to time, the sum of Five Million Dollars ($5,000,000), or, if lesser, so much thereof as has actually been advanced hereunder, together with interest thereon as set forth below.

     1. Payment of Interest. Interest on the principal amount outstanding hereunder shall be payable monthly in arrears on the first day of each month commencing on the first day of the month following the date hereof. Interest shall be computed on the basis of a 360-day year and for the actual number of days elapsed.

     Interest on sums advanced hereunder shall be payable at the rates set forth herein until all such sums are fully paid, whether before or after maturity, by acceleration or otherwise, and whether or not any judgment has been issued thereon.

     2. Interest Rate Options. Interest shall be payable on the outstanding principal balance of this Note at a rate which shall be, at the election of the Borrower to be made from time to time as set forth herein and subject to the limitations set forth herein, equal to (i) the Prime Rate (as hereinafter defined) or (ii) the LIBOR Rate (as hereinafter defined).

     Notwithstanding anything herein to the contrary: (i) no Advance may be made as a LIBOR Loan nor may any portion of this Note be converted to a LIBOR Loan in a principal amount of less than $100,000; and (ii) in no event shall there be an aggregate total of more than eight (8) LIBOR Loans outstanding hereunder at any time.

     3. Election of Interest Rate Options; Limitations. So long as there exists no Event of Default (as defined in the Loan Agreement) or in the event or condition which, with the passage of time, the giving of notice or both would constitute an Event of Default, the Borrower may make such election ("Election") with respect to any Advance to be made hereunder or with respect to any portion of the outstanding balance of this Note, by notifying the Lender, either orally or in writing (a "Notice of Borrowing or Conversion"), which notice shall specify:

     (i) that no Event of Default or event or condition which with the passage of time, the giving of notice or both would constitute an Event of Default has occurred and is continuing;

     (ii) the effective date and amount of each Advance or the portion of the outstanding balance hereof which is to be subject to such Election, which effective date shall be a Banking Day and which effective date with respect to existing balances of this Note which are then subject to the LIBOR Rate shall not be prior to the last day of the Interest Period (as hereinafter defined) for such loans;

     (iii) the interest rate option to be applicable thereto; and

     (iv) in the event of a request for a LIBOR Loan the duration of the applicable Interest Period subject to the limitation contained herein.

     Each such oral notification shall be immediately followed by a written confirmation thereof by the Borrower; provided, however, that if such Notice of Borrowing or Conversion differs in any material respect from the action taken by the Lender, the records of the Lender shall control absent manifest error. In the absence of an effective election by the Borrower of the LIBOR Rate, loans shall be Prime Rate Loans.

     So long as no Event of Default or event or condition which, with the passage of time, the giving of notice or both, would constitute an Event of Default, shall have occurred and be continuing, the Borrower shall have the option, only as of the first Banking Day following the then current Interest Period applicable to a LIBOR Loan, to continue such outstanding LIBOR Loan as a LIBOR Loan or to convert it to a Prime Rate Loan in the same aggregate principal amount.

     The interest on a Prime Rate Loan shall be payable at a per annum rate equal to the Prime Rate as it exists from time to time.

     The interest on a LIBOR Loan shall be payable at the LIBOR Rate for the entire Interest Period, except as otherwise set forth herein.

     Advances may be made to the Borrower as LIBOR Loans and an existing Prime Rate Loan may be converted to a LIBOR Loan in the same aggregate principal amount, provided that such principal amount is not less than $100,000, upon receipt by the Lender from the Borrower of Notice of Borrowing or Conversion, either orally or in writing, not later than 11:00 A.M., New Haven time, on the third Banking Day preceding the date on which the Borrower requests a LIBOR Loan or a conversion of a portion of the existing balance of this Note to a LIBOR Loan. Upon the expiration of the Interest Period so selected, the principal amount of the LIBOR Loan specified in the Notice of Borrowing or Conversion will automatically be converted to a Prime Rate Loan, unless a new Notice of Borrowing or Conversion shall have been given in accordance with the foregoing.

     Each Interest Period of a LIBOR Loan shall commence on the date such LIBOR Loan is made and shall end on the date the Borrower may select in accordance with the preceding paragraph, provided, that:

     (i) any Interest Period which would otherwise end on a day which is not a Banking Day shall end on the next preceding or succeeding Banking Day as is the Lender's custom with respect to LIBOR Loans;

     (ii) all Interest Periods which commence on the same date shall end on the same date;

     (iii) no Interest Period can extend beyond the Maturity Date; and

     (iv) any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end, shall (subject to clause (i) above) end on the last day of such calendar month.

     In the event the Lender determines that by reason of circumstances affecting the inter-bank Eurodollar market, adequate and reasonable means do not exist for determining the LIBOR Rate or Eurodollar deposits in the relevant amount and for the relevant maturity are not available to the Lender in the inter-bank Eurodollar market, with respect to a proposed LIBOR Loan, the Lender shall give the Borrower prompt notice of such determination. If such notice is given, then (a) any requested LIBOR Loan shall be made as a Prime Rate Loan, unless the Borrower gives the Lender one Banking Day's prior oral or written notice that its request for such borrowing is cancelled (any oral notice of such cancellation shall be confirmed by the Borrower to the Lender in writing within 24 hours); and (b) any outstanding LIBOR Loan shall be converted to a Prime Rate Loan on the last Banking Day of the then current Interest Period for such LIBOR Loan. Until such notice has been withdrawn, the Lender shall have no obligation to make LIBOR Loans or maintain outstanding LIBOR Loans.

     4. Commitment Fee. The Borrower agrees to pay to the Lender a commitment fee equal to one eighth of one percent per annum (.125%) (computed on the basis of the actual number of days elapsed in a year of 360 days) of the average daily balance of the unused portion of the Line of Credit available during the immediately preceding calendar quarter. The Lender shall charge the account of the Borrower maintained with the Bank for such fee following the end of each calendar quarter commencing with the quarter ending on December 31, 1997. The fee shall be payable whether or not the Borrower has the ability to obtain loans or advances hereunder.

     5. Prepayment of Principal; Yield Maintenance Fee. The Borrower may pay before due the unpaid balance of any Prime Rate Loan or any part thereof without premium.

     If, at any time (i) the interest rate on the loan is a fixed rate, and (ii) Bank in its sole discretion should determine that current market conditions can accommodate a prepayment request, Borrower shall have the right at any time and from time to time to prepay the loan in whole (but not in part), and Borrower shall pay to Bank a yield maintenance fee in an amount computed as follows: The current rate for Untied States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made, shall be subtracted from the "cost of funds" component of the fixed rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. if the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above-referenced United States Treasury security rate and the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. The resulting amount shall be the yield maintenance fee due to Bank upon prepayment of the fixed rate loan. Each reference in this paragraph to "Fixed Rate Election" shall mean the election by Borrower pursuant to paragraph 3 of this Promissory Note.

     Any partial prepayment of principal, whether or not subject to a prepayment premium, shall be applied against payments coming due hereunder in the inverse order of their maturity and shall not relieve the Borrower of the obligation to make the scheduled payments of principal required hereunder until this Note has been fully paid.

     If by reason of an event of default Bank elects to declare the loan to be immediately due and payable, then any yield maintenance fee with respect to the loan shall become due and payable in the same manner as though
Borrower had exercised such right of prepayment.

     6. Loan Agreement. The terms of loans and advances to be made hereunder shall be governed by the terms of an Amended and Restated Loan Agreement between the Borrower (then known as The Forschner Group, Inc.) and the Lender (then known as The Connecticut National Bank) dated as of June 18, 1992, as modified by a First Modification to Amended and Restated Loan Agreement dated as of August 13, 1993, a Second Modification to Amended and Restated Loan Agreement dated as of February 17, 1994, and a Third Modification to Amended and Restated Loan Agreement dated as of September 30, 1994 (the Loan Agreement, as so modified, is hereinafter referred to as the "Loan Agreement"), provided, however, that in the event of any conflict between the terms of this Commercial Promissory Note and the terms of the Loan Agreement, the terms of this Commercial Promissory Note shall govern and prevail.

     7. Certain Definitions. In addition to other words and terms defined elsewhere in this Note and in the Loan Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context otherwise clearly requires:

     (a) "Banking Day" shall mean, in respect of any city, any date on which commercial banks are open for business in that city.

     (b) "Basis Point" means one one-hundredth (1/100) of one percent.

     (c) "Interest Period" means, with respect to any LIBOR Loan, the period selected by the Borrower in the Notice of Borrowing or Conversion as the period during which such LIBOR Loan shall bear interest at the LIBOR Rate. Subject to the limitations contained in this Note, an Interest Period for LIBOR Loans shall be a period of 30 days, 60 days, or 90 days.

     (d) "LIBOR Loan" means a Loan that bears interest at a rate per annum equal to the LIBOR Rate.

     (e) LIBOR Rate means (i) as applicable to any LIBOR Advance, the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such LIBOR Advance which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two London Banking Days preceding the first day of such LIBOR Advance; provided, however, if the rate described above does not appear on the telerate system on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to the interest period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two
(2) London  Banking Days prior to the  beginning of such interest  period,  plus
(iii) 125 Basis Points.

     If both the Telerate and Reuters system are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such LIBOR Advance which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) london Banking Days preceding the first day of such LIBOR Advance as selected by the Calculation Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at lest two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such LIBOR Advance offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that its two London Banking Days preceding the first day of such LIBOR Advance. In the event that Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR Advance cannot be determined.

     (f) "Maturity Date" means June 30, 1998.

     (g) "Prime Rate" means that interest rate which the Lender designates from time to time as its base (or equivalent) rate for commercial loans. The Prime Rate is not necessarily its lowest or best rate.

     (h) "Prime Rate Loan" means an Advance that bears interest at a rate per annum which is equal to or based upon the Prime Rate.

     8. Application of Payments. All payments received by the Lender shall be applied first to the payment of costs, fees, and expenses due from the Borrower to the Lender, then to the payment of interest, and finally to the payment of principal.

     9. Payments to be Made in Lawful Currency. All payments due hereunder shall be made in lawful money of the United States of America and in immediately available funds.

     10. Interest Rate After Default. Upon and after the occurrence of an Event of Default, interest shall be payable at a variable rate which is equal to two percent (2%) per annum in excess of the rate which would otherwise be in effect hereunder. Upon the occurrence of an Event of Default, the Borrower's right to select pricing options hereunder shall cease.

     11. Late Payment Charge. If any payment shall not be made on the day on which it is due, whether on maturity, by acceleration or otherwise, the entire amount owing hereunder shall thereupon, at the option of the Lender, and without notice or demand, become immediately due and payable. If this Note is not paid when due, whether in accordance with the terms hereof, by acceleration or otherwise, the Borrower agrees to pay all costs of collection, including reasonable attorneys' fees. Without in any way waiving, or otherwise affecting or limiting any rights of the Lender under this Note or under law, including, without limitation, the rights set forth in the preceding paragraph, any monthly payment of principal or interest or both which is received more than ten (10) days after its due date shall be subject to a late charge of five percent (5%) of the amount due.

     12. Lender's Lien and Right of Set Off. From and after the occurrence of an Event of Default, the Lender shall have a lien on, and an option to set off against, all deposits and other property of the Borrower at any time in the possession or control of or in transit to it, against all amounts owing hereunder, without prior demand or notice and without resort to legal process or judicial proceeding, order or authorization.

     13. Waiver of Demand, etc. The Borrower hereby waives demand, presentment, notice of dishonor, protest, and notice of protest.

     14. Acknowledgement of Commercial Transaction and Waiver. THE BORROWER ACKNOWLEDGES THAT THE LOAN EVIDENCED BY THIS NOTE IS A COMMERCIAL TRANSACTION AND WAIVES ITS RIGHT TO NOTICE AND HEARING AND TO THE POSTING OF A BOND UNDER CHAPTER 902A OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER MAY DESIRE TO USE. 15. Waiver of Jury Trial.

     BORROWER AND BANK MUTUALLY HEREBY ACKNOWLEDGE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH [THIS NOTE] OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ACCEPT [THIS NOTE] AND MAKE THE LOAN.

     16. Governing Law. This Note shall be governed by the laws of the State of Connecticut, without regard to rules pertaining to conflicts of law.

     17. Right of Bank to Pledge Rights. Bank may at any time pledge all or any portion of its rights under the loan documents including any portion of the promissory note to any of the twelve (12) Federal Reserve Banks organized under
Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release Bank from its obligations under any of the loan documents.
                                              SWISS ARMY BRANDS, INC.


                                              By /s/ Thomas M. Lupinski
                                                Its Senior Vice President
                                                Chief Vice President &
                                                Chief Financial Officier